Knoll Completes Refinancing of Credit Facility

EAST GREENVILLE, PA, June 29, 2007-Knoll, Inc. (NYSE: KNL) today announced that it has completed the refinancing of its existing credit facility with a new $500 million revolving credit facility with Bank of America N.A., Banc of America Securities, LLC, HSBC Bank USA, National Association, Citizens Bank, and other participating lenders.

The Company may use the new revolving line of credit for general corporate purposes, including strategic acquisitions, stock buybacks and cash dividends. The credit facility also provides a mechanism for the company to increase the facility by $200 million if certain terms and conditions are met. The credit facility matures in six years.

Commenting on the closing, Barry L. McCabe, CFO, said "this new credit facility gives us increased flexibility, an additional $200 million add on feature, and lowers our borrowing costs from an approximate average of LIBOR, plus 162 basis points to LIBOR, plus 100 basis points. In addition, it demonstrates the continued support and confidence of our bank group."

As a result of this new credit facility, the company will write-off in the second quarter of 2007 approximately $1.2 million of costs associated with the prior facility.

Headquartered in East Greenville, Pennsylvania, Knoll, founding sponsor of the World Monuments Fund Modernism at Risk program, serves clients worldwide. The Company operates four manufacturing sites in North America: East Greenville, Pennsylvania; Grand Rapids and Muskegon, Michigan; and Toronto, Ontario. In addition, Knoll has plants in Foligno and Graffignana, Italy. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, financial flexibility, business strategies, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate", "if", "believe", "plan", "estimate", "expect", "intend", "may", "could", "should", "will", and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include risks identified in Knoll's public filings with the Securities and Exchange Commission, including it most recent annual report on Form 10-K. Many of these factors are outside of Knoll's control.

Contact:

Investors:

Barry L. McCabe

Senior Vice President and Chief Financial Officer

215 679-1301

bmccabe@knoll.com

Media:

David E. Bright

Vice President, Communications

212 343-4135

dbright@knoll.com